UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 14, 2019

FEDERAL AGRICULTURAL MORTGAGE CORPORATION
(Exact name of registrant as specified in its charter)

Federally chartered instrumentality of the United States	001-14951	52-1578738
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1999 K Street, N.W., 4th Floor, Washington D.C.		20006
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (202) 872-7700

No change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01    Regulation FD Disclosure.

On March 14, 2019, the Board of Directors (“Board”) of the Federal Agricultural Mortgage Corporation (“Farmer Mac”) modified the terms of Farmer Mac's existing share repurchase plan (“Share Repurchase Plan”) based on the Board’s consideration of Farmer Mac’s philosophy of promoting shareholder value for common stockholders over the long term. Specifically, the Board increased the authorized amount for Farmer Mac’s repurchase of its outstanding Class C Non-Voting Common Stock from $5.4 million to $10.0 million and extended the term of the Share Repurchase Plan through March 2021. The Board authorized Farmer Mac to repurchase shares of its Class C Non-Voting Common Stock upon the Board’s determination from time to time in its sole discretion that the repurchases will be highly accretive to Farmer Mac and consistent with its strategic objectives. The Share Repurchase Plan originally approved by the Board in September 2015 authorized Farmer Mac to repurchase up to $25 million of its outstanding Class C Non-Voting Common Stock for a period of two years. In August 2017, the Board approved the continuation of the Share Repurchase Plan on its existing terms through August 2019 for the repurchase of up to $5.4 million of Farmer Mac’s Class C Non-Voting Common Stock, which was the amount then remaining under the Share Repurchase Plan. As of December 31, 2018, Farmer Mac had repurchased approximately 668,000 shares of its Class C Non-Voting Common Stock at a cost of $19.6 million under the Share Repurchase Plan but has not repurchased any shares since first quarter 2016.

Under the Share Repurchase Plan, repurchases of Farmer Mac’s Class C Non-Voting Common Stock are authorized to be made at management’s discretion from time to time in the open market at prevailing market prices, through private transactions, or block trades, in each case subject to compliance with all Securities and Exchange Commission rules and other legal requirements, and may be made in part under one or more Rule 10b5-1 plans. The timing and amount of repurchases will depend on market conditions, share price, applicable legal requirements, and other factors. Farmer Mac intends to fund the Share Repurchase Program with available cash.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

By: /s/ Stephen P. Mullery
Name: Stephen P. Mullery
Title: Executive Vice President – General Counsel

Dated: March 14, 2019